Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Boyd Gaming Corporation on Form S-3 of our report dated March 9, 2005, relating to financial statements of Marina District Development Company and subsidiary appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

December 15, 2005